AMERICAN	American Stock Exchange
STOCK EXCHANGE	86 Trinity Place
Equities Options ETFs	New York, NY 10008-1872

James P. Mollen

Director of Listing Qualifications

T 212 305 2391

F 212 306 5359

james.mollen@amex.com

Via Facsimile and Federal Express

May 26, 2005

Mr. Daniel Beckett

Chief Financial Officer

American Water Star

4560 S. Decatur, Suite 301

Las Vegas, NV 89103

Dear Mr. Beckett:

As you are aware, American Water Star, Inc. ("American Water Star" or the "Company") is not in compliance with certain of the American Stock Exchange's (the "Amex" or the "Exchange") continued listing standards. Specifically, the Company is not in compliance with the Amex requirements as set forth in Sections 134 and 1101of the Amex Company Guide ("Company Guide")1. The Company failed to file with the Securities and Exchange Commission (the "SEC") its annual report on Form 10-KSB for the fiscal year ended December 31, 2004.

Thank you for your submission dated May 4, 2005. The Exchange has completed its review of the Company's plan of compliance and supporting documentation (the "Plan") and has determined that, in accordance with Section 1009 of the Company Guide, the Plan makes a reasonable demonstration of an ability to regain compliance with the Sections 134, 1101 and 1003(d) by the end of the delinquency plan period for the filing of its annual report on Form 10-KSB for the fiscal year ended December 31, 2004, which we determined to be no later than June 15, 2005 (the "Plan Period"). Therefore, at this time we are prepared to continue the listing of American Water Star subject to the following conditions:

  The Company must make a public announcement through the news media by June 2, 2005, disclosing the fact that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The targeted completion date of June 15, 2005 must also be disclosed. For your convenience, we have enclosed sample press release language and a list of news services that the Company may use in connection with this disclosure.2

1The Amex Company Guide may be accessed at www.amex.com

2This notice should be provided to the attention of the Amex Stock Watch Department (telephone: 212-306-8383; facsimile: 212-306-1488), and to Caroline Chin at (facsimile: 212-306-5359) at least 20 minutes prior to dissemination.

Mr. Daniel Beckett

May 26, 2005

  Exchange Staff will review American Water Star periodically for compliance with the Plan. If the Company does not show progress consistent with the Plan, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange's obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Plan Period, June 15, 2005,3 American Water Star must be in compliance with the requirement to file its annual report on Form 10-KSB for the fiscal year ended December 31, 2004. Failure to regain compliance with the timeframes outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate documents. If we may be of any assistance in this matter, please do not hesitate to contact me, or Caroline Chin, Senior Analyst, at (212) 306-2384.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by June 2, 2005.

                                                                                                        Acknowledged and Agreed to:

                                                                                                        /s/Daniel Beckett

                                                                                                        Date: June 2, 2005

                                                                                                        Mr. Daniel Beckett

                                                                                                        Chief Financial Officer

                                                                                                        American Water Star, Inc.

************

Additionally, Staff notes that the Company has triggered an additional deficiency under Section 1003(d), 134, and 1101 due to the fact that the Company has not yet filed its quarterly report on Form 10-QSB for the period ended March 31, 2005.

In order to maintain its Amex listing, the Company must submit a plan by June 8, 2005, advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with the requirement to file its Form 10-QSB for the quarter ended March 31, 2005 by no later than July 11, 2005. The Plan should include any specific milestones and details related to completion of filing, including and applicable documentation. The Listings Qualifications Department management will evaluate the plan, including any supporting documentation, and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with all applicable continued listing standards by July 11, 2005, in which case the plan will be accepted. If the plan is accepted, the Company will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

3 As per requirements set forth in the Exchange's Letter to the Company dated April 20, 2005.

Mr. Daniel Beckett

May 26, 2005

Please be advised that, if the Company does not file its Form 10-QSB for the quarter ended March 31, 2005 by July 11, 2005 or does not make progress consistent with the plan during this plan period, the Exchange Staff will initiate delisting proceedings as appropriate. In addition, the Company may be subject to delisting proceedings, if it does not submit a plan or submits a plan that is not accepted. The Company may appeal a staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.4

This letter and any response may constitute non-public information in accordance with federal securities law, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed are staff members of the Listing Qualifications and Stock Watch Departments. Further, as I am sure you are aware, pursuant to Section 910 of the Company Guide, Amex Specialists must be treated as members if the public and, accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's specialist.

The Amex remains hopeful that the Company will be able to maintain its listing. If you are in need of any assistance in this matter, please do not hesitate to contact me at the telephone number above or Caroline Chin at (212) 306-2384.

Sincerely,

Enclosures

4 In the event the Company's plan of compliance is accepted, the Company will be required to issue a press release disclosing the fact that it is not in compliance with the continued listing standards of the Amex and that its listing is being continued pursuant to an extension. The press release must be issued within five (5) business days from notification that the plan has been accepted.